Exhibit 99.1
SI-BONE, Inc. Reports Second Quarter 2019 Financial Results

SANTA CLARA, Calif. August 6, 2019 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended June 30, 2019.

Recent Highlights

•	Revenue of $16.3 million for the second quarter 2019, representing a 19% increase over second quarter 2018

•	U.S. revenue of $15.0 million for the second quarter 2019, representing a 24% increase over second quarter 2018

•	Surpassed 40,000 iFuse procedures performed by more than 1,900 surgeons worldwide

•	Submitted for publication 5-year follow-up results from LOIS, a long-term prospective study, demonstrating durability of the clinical benefits related to the iFuse procedure

•	Launched iFuse Bedrock technology in the United States, encompassing fusion to augment stabilization of the sacroiliac joint in long-construct procedures

•	Welcomed Mark Foley and Heyward Donigan to the board of directors

•	Promoted Laura Francis to Chief Operating Officer in addition to her current responsibilities as Chief Financial Officer

“We are pleased with our second quarter results which reflect continued commercial momentum, particularly in the U.S., as we expand our footprint for providing differentiated surgical devices in the sacropelvic space,” said Jeffrey Dunn, President, Chief Executive Officer, and Chairman. “During the quarter, we made meaningful investments in our sales force and surgeon training, which we believe will enable us to further capitalize on exclusive payor coverage decisions.”

Second Quarter 2019 Financial Results

Revenue was $16.3 million in the second quarter 2019, a 19% increase from $13.7 million in the corresponding prior year period. U.S. revenue for the second quarter 2019 was $15.0 million, an increase of 24% from the corresponding prior year period primarily driven by growth of domestic case volumes. Our international revenue was $1.3 million in the second quarter 2019.

Gross margin was 90% for the second quarter 2019, as compared to 91% in the corresponding prior year period. The change in gross margin was due to an increase in personnel in operations to support the growth of the business.

Operating expenses were $22.9 million in the second quarter 2019, as compared to $14.2 million in the corresponding prior year period, an increase of 61%. The increase in operating expense was primarily driven by increased sales hiring, surgeon training, and marketing activity. In addition, we incurred higher general and administrative expenses from new public company costs and increased stock-based compensation expenses.

Operating loss was $8.1 million in the second quarter 2019, as compared to $1.7 million in the corresponding prior year period.

Net loss was $8.7 million, or $0.35 per diluted share for the second quarter 2019, as compared to $3.1 million, or $0.87 per diluted share in the corresponding prior year period.

Cash and marketable securities were $108.5 million as of June 30, 2019.

2019 Financial Guidance

SI-BONE continues to expect full year 2019 revenue to be in the range of $65.0 million to $66.5 million, representing growth of 17-20% over full year 2018 revenue.
Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the second quarter 2019 financial results after market close on Tuesday, August 6, 2019 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 5682385. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI‐BONE is a medical device company that pioneered the iFuse Implant System, a minimally invasive surgical system for fusion of the sacroiliac joint to treat sacroiliac joint dysfunction. The SI joint is the last major joint with a clinically proven surgical treatment. The iFuse Implant, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies showing improved pain, patient function and quality of life resulting from treatment. There are over 70 peer‐reviewed publications supporting the safety, durable effectiveness, and biomechanical and economic benefits unique to iFuse (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of minimally invasive SI joint fusion exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment immobilization and stabilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

Forward Looking Statements

The statements in this press release regarding SI-BONE’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on SI-BONE’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include SI-BONE’s ability to expand its sales and marketing capabilities and increase surgeon demand for iFuse, increase revenue through new products, obtain favorable coverage and reimbursement determinations from third-party payors, and fulfill its projections about 2019 full year revenue. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of the risks and uncertainties, which are described in SI-BONE’s filings on Form 10-K and Form 10-Q and SI-BONE’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$16,317	$13,663	$31,308	$26,375
Cost of goods sold	1,588	1,182	3,114	2,230
Gross profit	14,729	12,481	28,194	24,145
Gross margin	90%	91%	90%	92%

Operating expenses:
Sales and marketing	16,727	10,318	32,542	21,285
Research and development	1,946	1,296	3,629	2,502
General and administrative	4,194	2,564	8,960	4,972
Total operating expenses	22,867	14,178	45,131	28,759

Loss from operations	(8,138)	(1,697)	(16,937)	(4,614)
Interest and other income (expense), net:
Interest income	695	68	1,439	130
Interest expense	(1,233)	(1,269)	(2,463)	(2,544)
Other expense, net	22	(249)	(38)	(320)
Net loss	$(8,654)	$(3,147)	$(17,999)	$(7,348)

Net loss per share, basic and diluted	$(0.35)	$(0.87)	$(0.74)	$(2.04)
Weighted-average number of common shares used to compute basic and diluted net loss per share	24,577,938	3,608,283	24,484,608	3,603,308

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$11,496	$25,120
Short-term investments	91,780	97,103
Accounts receivable, net	9,404	8,486
Inventory	4,436	3,343
Prepaid expenses and other current assets	1,902	1,990
Total current assets	119,018	136,042
Long-term investments	5,262	—
Property and equipment, net	2,532	2,154
Other non-current assets	310	325
TOTAL ASSETS	$127,122	$138,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,450	$2,146
Accrued liabilities and other	7,469	6,860
Total current liabilities	9,919	9,006
Long-term borrowings	39,093	38,963
Other long-term liabilities	363	360
TOTAL LIABILITIES	49,375	48,329

Stockholders' Equity:
Common stock and additional paid-in capital	252,407	246,930
Accumulated other comprehensive income	516	439
Accumulated deficit	(175,176)	(157,177)
TOTAL STOCKHOLDERS' EQUITY	77,747	90,192
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$127,122	$138,521